CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporations by reference in this Registration Statement on Form N-14 of our report dated February 18, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of Templeton Developing Markets Trust, which is also incorporated by reference into the Registration Statement, and to the use of our report dated May 15, 2015, relating to the financial statements and financial highlights which appear in the March 31, 2015 Annual Report to Shareholders of Templeton BRIC Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

November 30, 2015